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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 4)(1)


                      Charles River Associates Incorporated
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                                (Name of Issuer)


                      Common Stock, no par value per share
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                         (Title of Class of Securities)


                                   159852-10-2
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                                 (CUSIP Number)


                               December 31, 2002
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


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(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No.159852-10-2                  13G                      Page 2 of 6 Pages


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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     James C. Burrows

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           422,034

               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          71,275

               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         422,034

               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            71,275

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     493,309 shares

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%

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12.  TYPE OF REPORTING PERSON*

     IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No.159852-10-2                  13G                      Page 3 of 6 Pages


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Item 1(a).  Name of Issuer:

            Charles River Associates Incorporated

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Item 1(b).  Address of Issuer's Principal Executive Offices:

            200 Clarendon Street, T-33
            Boston, MA  02116-5092

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Item 2(a).  Name of Person Filing:

            James C. Burrows

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            200 Clarendon Street, T-33
            Boston, MA  02116-5092

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Item 2(c).  Citizenship:

            U.S.A.

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Item 2(d).  Title of Class of Securities:

            Common Stock, no par value per share

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Item 2(e).  CUSIP Number:

            159852-10-2

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Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
          or (c), Check Whether the Person Filing is a: N/A

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
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CUSIP No.159852-10-2                  13G                      Page 4 of 6 Pages


     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     (a)  Amount beneficially owned:

          493,309 shares.
          ----------------------------------------------------------------------
     (b)  Percent of class:

          5.5%.
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 422,034.


          (ii)  Shared power to vote or to direct the vote: 71,275.


          (iii) Sole power to dispose or to direct the disposition of: 422,034.


          (iv)  Shared power to dispose or to direct the disposition of: 71,275.

Shares for which Dr. Burrows reports sole voting power and sole dispositive power include 16,778 shares subject to stock options exercisable within 60 days of February 12, 2003.

Shares for which Dr. Burrows reports shared voting power and shared dispositive power represent 71,275 shares held by the James C. Burrows Qualified Annuity Trust - 1998 for the benefit of Dr. Burrows and certain members of his immediate family. Dr. Burrows may be deemed to share voting and dispositive power with respect to these shares. Dr. Burrows disclaims ownership of the shares held by this trust.

The filing of this Schedule 13G shall not be construed as an admission that Dr. Burrows is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

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Item 5.  Ownership of Five Percent or Less of a Class.

         N/A


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
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CUSIP No.159852-10-2                  13G                      Page 5 of 6 Pages


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Item     7. Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A


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Item 8.  Identification  and  Classification  of Members of the Group.

         N/A


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Item 9.  Notice of Dissolution of Group.

         N/A


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Item 10.  Certifications.

         N/A
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 6 ,2003
                                        ----------------------------------------
                                                        (Date)


                                                 /s/ James C. Burrows
                                        ----------------------------------------
                                                      (Signature)


                                                    James C. Burrows
                                        ----------------------------------------
                                                      (Name/Title)